July 29, 2004
                                                  Contact:  John Gioffre
                                                  Chief Financial Officer
                                                  3524 Airport Road
                                                  Maiden, NC 28650
                                                  (828) 464-8741 Ext. 215


                      FOR IMMEDIATE RELEASE

      AIR T, INC. REPORTS UNAUDITED FIRST QUARTER EARNINGS

MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported consolidated net earnings of $533,000 ($0.20 per diluted share) for fiscal 2005's first quarter ended June 30, 2004, a $184,000 (53%) increase compared to a consolidated net earnings of $349,000 ($0.13 per diluted share) for the similar fiscal 2004 period. Fiscal 2005's increase in net earnings was primarily the result of increased levels of service and equipment orders related to both the air cargo and ground equipment sectors of the Company's business. The discontinuation and subsequent sale of assets related to the Company's aircraft parts brokerage and repair service business sector in fiscal 2004 further contributed to increased net earnings in the first quarter of fiscal 2005.

Consolidated revenues increased $4,031,000 (36.5%) to $15,087,000 for the quarter ended June 30, 2004 compared to the same quarter in the prior fiscal year. The increase in current period revenues primarily resulted from a $1,776,000 (24.2%) increase in air cargo revenues to $9,051,000 and an increase in ground equipment revenues of $2,265,000 (60.1%) to $6,036,000.

Walter Clark, Chairman and Chief Executive Officer of AirT, commented, "These earnings are a furtherance of the strong results shown by AirT in the last fiscal year. We continue to provide services and products that offer cost effective solutions to meet our customer's needs.

The Company operates in two business segments. AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures, sells and services aircraft ground support and special purpose industrial equipment. AirT is one of the largest, small-aircraft air cargo operators in the United States. It currently operates a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, Puerto Rico and the Virgin Islands.

Statements  in  this  press  release,  which  contain  more  than
historical   information,   may  be  considered   forward-looking
statements  (as  such term is defined in the  Private  Securities
Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.





                      FINANCIAL HIGHLIGHTS
              (In thousands, except per share data)


                                          Three Months Ended (Unaudited)
                                              06/30/2004   06/30/2003
Continuing Operations Revenues                $   15,087    $  11,056

Net Earnings from Continuing Operations              533          444
Net Loss from Discontinued Operations                -            (95)
Net Earnings                                         533          349


Net Earnings (Loss) Per Share-Diluted:
Continuing Operations                        $      0.20    $    0.16
Discontinued Operations                              -          (0.03)
Total Net Earnings Per Share-Diluted         $      0.20    $    0.13

Average Common Shares Outstanding                  2,687        2,726